MEDCOM USA, INC. ANNOUNCES APPOINTMENT OF ONE NEW BOARD MEMBER AND REMOVAL OF TWO EXISTING BOARD MEMBERS

Henderson, NV, January 26, 2009 –MedCom USA, Inc. (OTCBB:EMED) a leading provider of HIPAA compliant healthcare and financial transaction solutions for the healthcare industry, which recently signed letters of intent to acquire PayMed USA, LLC and Absolute Medical Software Systems, a leading provider of HIPAA compliant medical, dental, healthcare and financial transaction solutions for the healthcare and dental industry is pleased to announce that it has appointed an additional board member resulting in three independent board members and one inside member.

Michael De La Garza, President and CEO, MedCom USA stated, “We are pleased that we are able to bring in new management to steer this company to success.  I look forward to working with current management and believe I can bring leadership and specializations in the HealthCare Industry to begin a successful era during these trouble economic times.”

On January 20, 2009, the Board of Directors of MedCom USA, Inc (the “Corporation”) pursuant to Article V Section 4 of the By-Laws of the Corporation removed William P. Williams.

However, Michael Malet resigned as the member of the Board of Directors.

On January 20, 2009, the Board of Directors removed William P. Williams as President, Chief Executive Officer and Principle Accounting Officer, and removed Eva Williams as the Secretary and Treasurer of the Corporation.

However, Michael Malet resigned as Executive Vice President of the Corporation,

On January 20, 2009, the Board of Directors appointed Michael Delagarza as a member of the Board of Directors.  On January 20, 2009, the Board of Directors appointed Michael Delagarza as President and, in accordance with Article V Section 4 of the By-Laws, Chief Executive Officer of the Corporation.

Michael Delagarza’s biography is as follows:

Michael De La Garza is a health care executive with over 20 years of experience.  His experiences have been most recently in acute care hospitals serving in CIO/CTO and two medical software companies serving as CEO and President. His experience is also complimented by serving as CEO and administrator of a chain of diagnostic imaging centers in Texas and surrounding states. He has been employed as a healthcare consultant for both profit and not for profit health care facilities.

1767 Veterans Highway, Suite 6◆Islandia, N.Y. 11749◆Tel: 800-327-6537 ext.604◆Fax: 631-582-1643
www.medcom.com

Mr. De La Garza has a thorough understanding of all aspects of operations including the financial and physician side of the health care environment. He has served as CEO and founder of five accidents and injury physician clinic comprised of over 15 physicians.  Other unique features in his career include serving in a position of Director of Business Development for a large medical billing company. He has also been involved in “certificate of need “review processes and community health planning for the diagnostic imaging centers.

Mr. De La Garza has developed and operated his own consulting firm.  The focus of his consulting activities was on hospitals and physician practice development. The consulting areas included regulatory compliance, physician practice auditing, feasibility studies for imaging facilities and insurance billing and collection auditing.

Mr. De La Garza has a technology degree from Danforth College in Texas City, Texas as well as attending South West Texas State College in San Marcos, Texas.

MedCom’s products offer real-time Patient Eligibility and a suite of payment options which include Credit/Debit, Easy Pay and Check Guarantee/EFT all delivered through its online web portal, www.medcomconnect.com. For further information on MedCom USA Inc.  www.medcomusa.com.

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of MedCom USA, Inc. (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) defend its patent; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

Contact for MedCom USA, Inc.
William Lane
Ph. 602-740-9999

1767 Veterans Highway, Suite 6◆Islandia, N.Y. 11749◆Tel: 800-327-6537 ext.604◆Fax: 631-582-1643
www.medcom.com